Exhibit 99.1 - Earnings Release – Third fiscal quarter ended June 24, 2012.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports results for third fiscal quarter

DAVENPORT, Iowa (July 17, 2012) — Lee Enterprises, Incorporated (NYSE: LEE) reported today for its third fiscal quarter ended June 24, 2012, a loss of 3 cents per diluted common share, compared with a loss of $3.46 a year ago. Excluding reorganization costs in 2012, non-cash impairment charges and a non-cash curtailment gain in 2011, and debt financing costs and other unusual matters in both years, adjusted earnings per diluted common share(1) totaled 2 cents, compared with 21 cents a year ago. The majority of the decline is attributable to higher interest cost in 2012.

Mary Junck, chairman and chief executive officer said: “Lee continues on course with waves of initiatives to speed the evolution of our business. Digital advertising revenue grew 10% versus a year ago, as we press forward with new products and capabilities for advertisers and audiences across web, mobile and tablets. We introduced digital subscriptions in 11 more markets during the quarter, for a total of 17 so far, and expect nearly all of Lee's 52 markets to follow by the end of the calendar year. We also continue to transform our business models with initiatives to facilitate innovation and reduce costs.”

She added: “In nearly all our markets, the slow economic recovery seems to start and stall unpredictably, producing erratic overall revenue results from month to month. In May, for example, total revenue equaled a year ago, making it our best month since December 2006. It was sandwiched between less desirable results in April and June, producing quarterly totals nearer the year-to-date trend. With a little more help from the economy, we hope to begin seeing many more upbeat months like May, and better.”

THIRD QUARTER OPERATING RESULTS

Operating revenue for the quarter totaled $179.3 million, a decrease of 4.3% compared with a year ago. Combined print and digital advertising revenue decreased 5.8% to $125.3 million, with retail advertising down 3.8%, classified down 6.9% and national down 17.2%. Combined print and digital classified employment revenue increased 1.4%, while automotive decreased 4.8%, real estate decreased 16.1% and other classified decreased 9.9%. Digital advertising revenue on a stand-alone basis increased 10.0% to $17.3 million. Print revenue on a stand-alone basis decreased 7.9%. Circulation revenue decreased 1.1%.

Lee's websites and mobile and tablet products attracted 22.2 million unique visitors in the month of June 2012, an increase of 3.1% from a year ago. Mobile page views in June increased 156% to 45.5 million.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 4.1%. Compensation decreased 3.5%, with the average number of full-time equivalent employees down 7.5%. Newsprint and ink expense decreased 10.0%, a result of a reduction in newsprint volume of 6.7%. Other operating expenses decreased 3.4%. Excluding a 53rd week of business activity, 2012 fiscal year operating expenses, excluding depreciation, amortization and unusual matters are expected to decrease 3.5-4.5%(3) from the comparative 2011 level, in line with previous guidance.

Operating cash flow decreased 6.8% from a year ago to $37.4 million. Operating cash flow margin(2) decreased to 20.9% from 21.4% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, the company recognized operating income of $22.6 million, compared with an operating loss of $171.6 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, increased 32.4%, due to higher interest rates. Loss attributable to Lee Enterprises, Incorporated for the quarter totaled $1.5 million, compared with a loss of $155.5 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

Unusual matters affecting year-over-year comparisons include reorganization costs in 2012, non-cash impairment charges and a curtailment gain in 2011, and debt financing costs and other unusual matters in both years. The following table summarizes the impact from unusual matters on loss attributable to Lee Enterprises, Incorporated and loss per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	June 24 2012		June 26 2011
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Loss attributable to Lee Enterprises, Incorporated, as reported	(1,473)	(0.03)	(155,517)	(3.46)
Adjustments:
Curtailment gain	—		(3,974)
Impairment of goodwill and other assets, including TNI Partners	—		199,325
Debt financing and reorganization costs	1,179		5,916
Other, net	2,839		2,248
	4,018		203,515
Income tax effect of adjustments, net, and unusual tax matters	(1,319)		(38,694)
	2,699	0.05	164,821	3.67
Income attributable to Lee Enterprises, Incorporated, as adjusted	1,226	0.02	9,304	0.21

YEAR TO DATE OPERATING RESULTS

Operating revenue for the 39 weeks ended June 24, 2012, totaled $551.1 million, a decrease of 3.9% compared with a year ago. Combined print and digital advertising revenue decreased 5.8% to $385.3 million, with retail advertising down 4.3%, classified down 7.9% and national down 7.3%. Combined print and digital classified employment revenue increased 0.3%, while automotive decreased 4.3%, real estate decreased 15.5% and other classified decreased 12.2%. Digital advertising revenue on a stand-alone basis increased 10.1% to $49.2 million. Print revenue on a stand-alone basis decreased 7.7%. Circulation revenue increased 0.6%.

Operating expenses, excluding depreciation, amortization and unusual matters, decreased 5.1%. Compensation decreased 4.8%, with the average number of full-time equivalent employees down 7.4%. Newsprint and ink expense decreased 9.0%, a result of a reduction in newsprint volume of 7.3%. Other operating expenses decreased 4.5%.

Operating cash flow decreased 0.5% from a year ago to $123.1 million. Operating cash flow margin increased to 22.3% from 21.6% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income totaled $78.2 million, compared with an operating loss of $108.3 million a year ago. Non-operating expenses, primarily interest expense and debt financing costs, increased 21.5%, due to higher interest rates. The company recognized $37.6 million of reorganization costs resulting in a loss attributable to Lee Enterprises, Incorporated of $13.5 million, compared with a loss of $138.0 million a year ago.

ADJUSTED EARNINGS AND EPS FOR YEAR TO DATE

Unusual matters affecting year-over-year comparisons include reorganization costs in 2012, non-cash impairment charges and curtailment gains in 2011, and debt financing costs and other unusual matters in both years. The following table summarizes the impact from unusual matters on loss attributable to Lee Enterprises, Incorporated and loss per diluted common share. Per share amounts may not add due to rounding.

	39 Weeks Ended
	June 24 2012		June 26 2011
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Loss attributable to Lee Enterprises, Incorporated, as reported	(13,544)	(0.28)	(138,048)	(3.08)
Adjustments:
Curtailment gains	—		(16,137)
Impairment of goodwill and other assets, including TNI Partners	—		199,325
Debt financing costs and reorganization costs	42,954		9,503
Other, net	3,695		3,038
	46,649		195,729
Income tax effect of adjustments, net, and other unusual tax matters	(16,834)		(35,187)
	29,815	0.61	160,542	3.58
Income attributable to Lee Enterprises, Incorporated, as adjusted	16,271	0.33	22,494	0.50

DEBT AND FREE CASH FLOW(4)

Debt was reduced $9.5 million in the quarter and $38.3 million for the year to date. Payments totaling $50.5 million year to date were offset by $12.3 million of non-cash fees in the form of additional debt granted to lenders in the refinancing of the company's debt in January 2012. Free cash flow totaled $7.0 million for the quarter, compared with $22.5 million a year ago. Debt financing and reorganization costs totaling $7.8 million and an increase in interest expense in the current year quarter adversely impacted free cash flow. Free cash flow in the 52 weeks ended June 2012 totaled $53.9 million, net of $38.3 million of debt financing and reorganization costs paid. Approximately $1.0 million of debt financing and reorganization costs remained unpaid as of June 24, 2012. Liquidity at the end of the quarter totaled $49.1 million, compared to required debt payments of $14.9 million in the next 12 months.

NO REVERSE STOCK SPLIT

As announced June 28, 2012, the Board of Directors of Lee Enterprises, Incorporated has elected not to effect a reverse stock split. At the annual meeting in March, stockholders had granted the board discretionary authority until June 30 to decide.

The board considered current market conditions, business forecasts and other factors that could affect shareholder value, including the prospect for continued listing on the New York Stock Exchange.

Lee received notification in February 2012 that it had returned to compliance with an NYSE listing standard requiring an average closing price of at least $1.00 per share over 30 consecutive days of trading. The NYSE has granted Lee until February 2013 to return to compliance with a standard requiring average equity market capitalization of not less than $50 million over 30 consecutive days of trading.

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said Lee's average equity market capitalization has exceeded $50 million since February 2012. As of July 16, 2012, with approximately 51.8 million shares outstanding and a closing price of $1.51 per share, Lee's average equity market capitalization totaled $76.4 million.

Schmidt said the NYSE continues to monitor the company's compliance with the equity market capitalization standard, and Lee continues to be listed under a plan approved by the NYSE. He said the company expects future issues, if any, to be successfully addressed within the time frame required under the NYSE rules.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 22.2 million unique visitors in June 2012. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, and to refinance our debt as it comes due. Other risks and uncertainties include the impact and duration of continuing adverse economic conditions, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	June 24 2012	June 26 2011	Percent Change	June 24 2012	June 26 2011	Percent Change

Advertising revenue:
Retail	77,212	80,301	(3.8)	239,321	250,185	(4.3)
Classified:
Employment	10,135	9,994	1.4	27,918	27,843	0.3
Automotive	9,873	10,367	(4.8)	30,093	31,430	(4.3)
Real estate	5,201	6,202	(16.1)	15,875	18,792	(15.5)
All other	14,192	15,753	(9.9)	40,274	45,866	(12.2)
Total classified	39,401	42,316	(6.9)	114,160	123,931	(7.9)
National	6,038	7,291	(17.2)	23,535	25,397	(7.3)
Niche publications	2,634	3,088	(14.7)	8,270	9,301	(11.1)
Total advertising revenue	125,285	132,996	(5.8)	385,286	408,814	(5.8)
Circulation	44,403	44,875	(1.1)	135,977	135,173	0.6
Commercial printing	3,455	3,055	13.1	9,662	8,998	7.4
Other	6,165	6,380	(3.4)	20,202	20,714	(2.5)
Total operating revenue	179,308	187,306	(4.3)	551,127	573,699	(3.9)
Operating expenses:
Compensation	71,838	74,458	(3.5)	217,939	229,008	(4.8)
Newsprint and ink	13,175	14,632	(10.0)	41,113	45,156	(9.0)
Other operating expenses	54,045	55,969	(3.4)	165,298	173,114	(4.5)
Workforce adjustments	2,823	2,086	35.3	3,703	2,721	36.1
	141,881	147,145	(3.6)	428,053	449,999	(4.9)
Operating cash flow	37,427	40,161	(6.8)	123,074	123,700	(0.5)
Depreciation	6,039	6,559	(7.9)	18,401	20,376	(9.7)
Amortization	10,588	11,047	(4.2)	32,432	33,531	(3.3)
Impairment of goodwill and other assets	—	187,325	NM	—	187,325	NM
Curtailment gains	—	3,974	NM	—	16,137	NM
Equity in earnings of associated companies	1,762	1,225	43.8	6,003	5,078	18.2
Reduction in investment in TNI Partners	—	12,000	NM	—	12,000	NM
Operating income (loss)	22,562	(171,571)	NM	78,244	(108,317)	NM

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	June 24 2012	June 26 2011	Percent Change	June 24 2012	June 26 2011	Percent Change

Non-operating income (expense):
Financial income	3	102	(97.1)	113	179	(36.9)
Financial expense	(24,468)	(13,223)	85.0	(57,533)	(39,800)	44.6
Debt financing costs	(42)	(6,053)	(99.3)	(2,780)	(9,913)	(72.0)
Other, net	—	668	NM	—	(16)	NM
	(24,507)	(18,506)	32.4	(60,200)	(49,550)	21.5
Income (loss) before reorganization costs and income taxes	(1,945)	(190,077)	(99.0)	18,044	(157,867)	NM
Reorganization costs	(250)	—	NM	37,617	—	NM
Loss before income taxes	(1,695)	(190,077)	(99.1)	(19,573)	(157,867)	(87.6)
Income tax benefit	(341)	(34,637)	(99.0)	(6,301)	(19,955)	(68.4)
Net loss	(1,354)	(155,440)	(99.1)	(13,272)	(137,912)	(90.4)
Net income attributable to non-controlling interests	(119)	(77)	54.5	(272)	(136)	NM
Loss attributable to Lee Enterprises, Incorporated	(1,473)	(155,517)	(99.1)	(13,544)	(138,048)	(90.2)

Loss per common share:
Basic	(0.03)	(3.46)	(99.1)	(0.28)	(3.08)	(90.9)
Diluted	(0.03)	(3.46)	(99.1)	(0.28)	(3.08)	(90.9)

Average common shares:
Basic	51,731	44,897		48,733	44,810
Diluted	51,731	44,897		48,733	44,810

FREE CASH FLOW

	13 Weeks Ended		39 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	June 24 2012	June 26 2011	June 24 2012	June 26 2011	June 24 2012

Operating income (loss)	22,562	(171,571)	78,244	(108,317)	83,216
Depreciation and amortization	16,808	17,909	51,375	54,818	68,983
Impairment of goodwill and other assets	—	187,325	—	187,325	17,814
Curtailment gains	—	(3,974)	—	(16,137)	—
Reduction of investment in TNI Partners	—	12,000	—	12,000	(100)
Stock compensation	304	253	792	1,024	1,045
Cash interest expense	(23,082)	(13,359)	(54,975)	(40,210)	(67,406)
Debt financing and reorganization costs paid	(7,771)	(4,180)	(31,226)	(4,294)	(38,325)
Financial income	3	102	113	179	230
Cash income taxes paid	(4)	(568)	(128)	(7,739)	(2,851)
Non-controlling interests	(119)	(77)	(272)	(136)	(323)
Capital expenditures	(1,722)	(1,400)	(4,743)	(3,641)	(8,415)
Total	6,979	22,460	39,180	74,872	53,868

REVENUE BY REGION

	13 Weeks Ended			39 Weeks Ended
(Thousands of Dollars)	June 24 2012	June 26 2011	Percent Change	June 24 2012	June 26 2011	Percent Change

Midwest	109,014	113,702	(4.1)	333,126	345,906	(3.7)
Mountain West	34,668	36,655	(5.4)	104,506	109,422	(4.5)
West	19,648	20,970	(6.3)	59,823	65,118	(8.1)
East/Other	15,978	15,979	—	53,672	53,253	0.8
Total	179,308	187,306	(4.3)	551,127	573,699	(3.9)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	June 24 2012	June 26 2011

Cash	19,176	23,924
Restricted cash and investments	—	4,972
Debt (Principal Amount)	956,000	1,004,260

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			39 Weeks Ended
	June 24 2012	June 26 2011	Percent Change	June 24 2012	June 26 2011	Percent Change

Capital expenditures (Thousands of Dollars)	1,722	1,400	23.0	4,743	3,641	30.3
Newsprint volume (Tonnes)	19,699	21,123	(6.7)	60,360	65,134	(7.3)
Average full-time equivalent employees	5,378	5,816	(7.5)	5,501	5,943	(7.4)
Shares outstanding (Thousands of Shares)				51,791	44,958

NOTES

(1)
Adjusted net income (loss) and adjusted earnings (loss) per common share, which are defined as loss attributable to Lee Enterprises, Incorporated and loss per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted net income (loss) and adjusted earnings (loss) per common share to loss attributable to Lee Enterprises, Incorporated, and loss per common share are included in tables accompanying this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)
Operating cash flow, which is defined as operating income (loss) before depreciation, amortization, impairment charges, curtailment gains and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (1) above. Reconciliations of operating cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release.

(3)	Including the 53rd week of operations in 2012, such expenses are expected to decrease 2.0-3.0%.

(4)
Free cash flow, which is defined as operating income (loss), plus depreciation and amortization, impairment charges, stock compensation, financial income and cash income tax benefit, minus curtailment gains, financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. Reconciliations of free cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release. Changes in working capital are excluded.

(5)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been adjusted for comparative purposes, and the reclassifications have no impact on earnings.